Exhibit 99.1

Emmaus Life Sciences Reports Annual Financial Results

Torrance CA, March 30, 2026 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the year ended December 31, 2025.

Highlights

“We experienced a 25% decline in net revenues in 2025 as compared to 2024 due to ongoing competition from generic L-Glutamine in the U.S., partially offset by an increase of sales in the Middle East North Africa, or MENA, region,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus. “We nonetheless realized income from operations of $0.2 million compared to loss from operations of $1.9 million in the prior year due to a 34% reduction in operating expenses. We believe the international markets offer greater growth potential and have undertaken a change in strategy for our U.S. operations going forward by entering into a license and exclusive distribution arrangement with NeoImmuneTech, Inc. which we expect to be fully implemented in the second quarter of this year,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the year ended December 31, 2025 were $12.5 million, compared to $16.7 million in the same period in 2024. The decrease was due to a decrease in U.S. sales which management attributes primarily to competition from the generic version of L-Glutamine introduced in the market in mid-2024 partially offset by an increase of sales in the MENA region.

Operating Expenses. Total operating expenses for the year ended were $11.4 million compared to $17.3 million in the comparable period in 2024. The decrease was due to a headcount reduction and other cost cutting measures.

Income (Loss) From Operations. Income from operations for the year ended December 31, 2025 was $0.2 million compared to loss from operations of $1.9 million in the same period in 2024. This was due to lower operating expenses, which more than offset the decrease in net revenues.

Other Expense. The company realized other expense of $7.5 million for the year ended December 31, 2025 compared to $4.5 million in the same period in 2024. The increase was primarily due to increases of $1.4 million in loss on debt extinguishment and $1.4 million in interest expense, and a decrease of $1.0 million in gain on restructured debt, partially offset by an increase of $0.9 million in gain on lease modification.

Net Loss. For the year ended December 31, 2025, the company realized net loss of $7.2 million, or $0.11 per share based on approximately 64.0 million weighted-average basic common shares, compared to net loss of $6.5 million, or $0.10 per share based on approximately 63.2 million weighted-average basic common shares in 2024. The increase in net loss was attributable primarily to the increase in other expenses.

Liquidity and Capital Resources. At December 31, 2025, the company had cash and cash equivalents of $2.1 million, compared to $1.4 million at December 31, 2024.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual's red blood cells to distort into a "C" or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including doubt about the company’s ability to continue as a going concern, uncertainties regarding the implementation of the change in strategy for our U.S., operations and commercialization efforts in the MENA region, and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025 and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2025	2024
Revenue, Net	$12,453	$16,653
Cost of Goods Sold	857	1,201
Gross Profit	11,596	15,452
Operating Expenses	11,365	17,346
Income (loss) from Operations	231	(1,894)
Net Loss	(7,492)	(6,453)
Comprehensive Loss	(7,226)	(9,288)
Net Loss per Share	$(0.12)	$(0.10)
Weighted Average Common Shares Outstanding	64,038,795	63,234,789

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$2,127	$1,389
Accounts receivable, net	2,804	2,623
Inventories, net	1,555	1,635
Prepaid expenses and other current assets	1,260	1,120
Total Current Assets	7,746	6,767
Property and Equipment, net	113	46
Right of use assets	766	1,530
Investment in convertible bond	12,604	15,037
Other Assets	207	222
Total Assets	$21,436	$23,602

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$22,615	$16,926
Operating lease liabilities, current portion	348	2,423
Conversion feature derivative, notes payable	—	162
Notes payable, current portion	11,151	10,465
Convertible notes payable, net of discount	17,380	17,014
Other current liabilities	17,578	16,565
Total Current Liabilities	69,072	63,555
Other long-term liabilities	15,972	16,526
Total Liabilities	85,044	80,081
Stockholders’ Deficit	(63,608)	(56,479)
Total Liabilities & Stockholders’ Deficit	$21,436	$23,602

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